Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2013 Earnings; Issues Guidance for FY 2014; Updates Long-term Goals

SAN DIEGO--(BUSINESS WIRE)--November 20, 2013--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $24.1 million, or $0.54 per diluted share, for the fourth quarter ended September 29, 2013, compared with earnings from continuing operations of $19.2 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2012.

Fiscal 2013 earnings from continuing operations totaled $82.6 million, or $1.84 per diluted share, compared with $68.1 million, or $1.52 per diluted share in fiscal 2012.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.45 in the fourth quarter of fiscal 2013 compared with $0.31 in the prior year quarter. For fiscal year 2013, operating earnings per share were $1.82 compared with $1.31 last year.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Diluted earnings per share from continuing operations – GAAP	$0.54	$0.42	$1.84	$1.52
Restructuring charges	0.03	0.04	0.05	0.23
Gains from refranchising	(0.13)	(0.16)	(0.07)	(0.44)
Operating earnings per share – Non-GAAP	$0.45	$0.31	$1.82	$1.31

In June 2013, following the completion of its previously disclosed review of market performance for its Qdoba Mexican Grill® brand, the company announced plans to close 67 of its company-operated Qdoba restaurants. In the third quarter of 2013, 62 of these restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Of the remaining five restaurants closing, three were sold to an existing franchisee in the fourth quarter, one closed in the fourth quarter when its lease expired, and the final restaurant will close when its lease expires prior to the end of the calendar year. The results of operations and impairment charges related to these five restaurants have been included in continuing operations.

Discontinued operations for the fourth quarter and fiscal 2013 include after-tax charges related to the Qdoba restaurant closures of approximately $0.02 and $0.61 per diluted share, respectively, as compared to $0.03 and $0.11 for the fourth quarter and fiscal 2012, respectively.

Discontinued operations also include charges related to the previously announced outsourcing of the company’s distribution business, which was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded after-tax charges which reduced diluted net earnings per share by approximately $0.01 in the fourth quarter of 2013, $0.09 in fiscal 2013, and $0.12 in both the fourth quarter and fiscal 2012. These charges and the results of operations for the distribution business are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

The company is continuing its efforts to improve its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. As a result, restructuring charges of $2.2 million, or approximately $0.03 per diluted share, were recorded during the fourth quarter of 2013 as compared to $2.7 million, or approximately $0.04 per diluted share, during the fourth quarter of 2012. For fiscal year 2013, restructuring charges totaled $3.5 million, or approximately $0.05 per diluted share, as compared to $15.5 million, or approximately $0.23 per diluted share, during fiscal 2012. These charges are included in “Impairment and other charges, net” in the accompanying consolidated statements of earnings.

Gains from refranchising were $7.8 million in the fourth quarter, or approximately $0.13 per diluted share, compared with $10.2 million, or approximately $0.16 per diluted share, in the prior year quarter. For fiscal year 2013, gains from refranchising contributed approximately $0.07 per diluted share as compared with approximately $0.44 for fiscal year 2012.

Increase (decrease) in same-store sales:

	12 Weeks Ended Sept. 29, 2013	12 Weeks Ended Sept. 30, 2012	52 Weeks Ended Sept. 29, 2013	52 Weeks Ended Sept. 30, 2012
Jack in the Box®:
Company	(0.2%)	3.1%	1.0%	4.6%
Franchise	(1.7%)	3.0%	0.1%	3.0%
System	(1.4%)	3.1%	0.3%	3.4%
Qdoba®:
Company	1.3%	1.2%	0.5%	3.2%
Franchise	2.8%	0.0%	1.1%	1.9%
System	2.0%	0.5%	0.8%	2.5%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales decreased 0.2 percent for the quarter. After a slow start, however, sales accelerated and were positive for each of the last six weeks of the quarter. We are pleased that same-store sales have strengthened even further in the first seven weeks of the current quarter. Qdoba same-store sales in the fourth quarter increased 1.3 percent for company restaurants and 2.0 percent system-wide, showing sequential improvement from our third quarter results.

“We refranchised 78 Jack in the Box restaurants in fiscal 2013, including 56 in the fourth quarter. Our system is now approximately 79 percent franchised, and we’re near our goal of franchise ownership in the 80 to 85 percent range.”

Consolidated restaurant operating margin decreased by 10 basis points to 16.1 percent of sales in the fourth quarter of 2013, compared with 16.2 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 80 basis points to 15.7 percent of sales. The improvement was due primarily to the benefit of refranchising, which was partially offset by higher food and packaging costs and sales deleverage as compared to last year. The increase in food and packaging costs as a percentage of sales resulted from commodity inflation of approximately 4.6 percent, which was partially offset by the benefit of price increases. Restaurant operating margin for Qdoba restaurants decreased 310 basis points to 17.2 percent of sales, due primarily to increased rent and staffing levels related to new restaurant openings, higher credit card fees, product mix changes, and commodity inflation of approximately 1.5 percent.

SG&A expense for the fourth quarter decreased by $4.3 million and was 14.6 percent of revenues as compared to 15.4 percent in the prior year quarter. The benefit of the company’s restructuring activities, lower overhead costs resulting from the Jack in the Box refranchising strategy, and decreases in pre-opening costs and incentive and share-based compensation were partially offset by higher pension costs and a legal judgment that negatively impacted SG&A by approximately $1.0 million in the fourth quarter of 2013. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.0 million in the fourth quarters of both 2013 and 2012.

The tax rate for the fourth quarter of 2013 was 28.0 percent versus 29.4 percent for the fourth quarter of 2012, and 32.8 percent in fiscal 2013 as compared to 33.2 percent in fiscal 2012. The tax rate for fiscal 2013 was lower than the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

The company repurchased approximately 1,198,000 shares of its common stock in the fourth quarter of 2013 at an average price of $40.04 per share for an aggregate cost of $48.0 million. During fiscal year 2013, the company repurchased approximately 3,971,000 shares at an average price of $35.29 per share, for an aggregate cost of $140.1 million. This leaves $36.8 million remaining under a $100 million stock-buyback program that expires in November 2014, and an additional $100 million remaining under a stock-buyback program that expires in November 2015, both of which were previously authorized by the company’s board of directors.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter ending January 19, 2014, and the fiscal year ending September 28, 2014. Fiscal 2014 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

First quarter fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants versus a 2.1 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Qdoba company restaurants versus a 1.7 percent increase in the year-ago quarter.

Fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 2.0 to 3.0 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 1 percent for the full year, with higher inflation in the first quarter.
  Restaurant operating margin for the full year, which reflects an approximate 20 basis points impact from the July 2014 minimum wage increase in California, is expected to be approximately 17.7 to 18.1 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 13.5 to 14.0 percent as compared to 14.8 percent in fiscal 2013. G&A as a percentage of system-wide sales is expected to decline to approximately 3.8 percent in fiscal 2014 from 4.3 percent in fiscal 2013.
  Impairment and other charges as a percentage of revenue are expected to be approximately 70 basis points, excluding restructuring charges.
  Approximately 10 new Jack in the Box restaurants are expected to open, including approximately 3 company locations.
  60 to 70 new Qdoba restaurants are expected to open, of which approximately half are expected to be company locations.
  Capital expenditures are expected to be $80 to $90 million.
  The tax rate is expected to be approximately 37 to 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are expected to range from $2.15 to $2.30 in fiscal 2014 as compared to operating earnings per share of $1.82 in fiscal 2013.

Long-term goals (2015 to 2017)

The company today updated its long-term goals for fiscal 2015 to 2017. The company expects:

  Same-store sales growth of 2 to 3 percent annually at Jack in the Box company restaurants and 3 to 4 percent annually at Qdoba company restaurants.
  Restaurant operating margin of 18.5 to 19.5 percent.
  G&A of 3.5 to 4.0 percent of consolidated system-wide sales.
  Jack in the Box system new unit growth of approximately 1 to 2 percent per year.
  Qdoba company new unit growth of approximately 40 to 70 restaurants per year and franchise unit growth of 30 to 40 restaurants per year.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, November 21, 2013, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 21.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with over 600 restaurants in 46 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Diluted earnings per share from continuing operations – GAAP	$0.54	$0.42	$1.84	$1.52
Restructuring charges	0.03	0.04	0.05	0.23
Gains from refranchising	(0.13)	(0.16)	(0.07)	(0.44)
Operating earnings per share – Non-GAAP	$0.45	$0.31	$1.82	$1.31

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter		Year-to-Date
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Revenues:
Company restaurant sales	$255,215	$270,190	$1,143,780	$1,183,483
Franchise revenues	82,766	78,707	346,087	325,812
	337,981	348,897	1,489,867	1,509,295
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	83,426	88,168	372,685	389,235
Payroll and employee benefits	70,378	75,539	320,384	338,210
Occupancy and other	60,215	62,760	255,586	266,440
Total company restaurant costs	214,019	226,467	948,655	993,885
Franchise costs	41,303	39,619	173,567	166,078
Selling, general and administrative expenses	49,394	53,657	220,641	224,852
Impairment and other charges, net	4,385	8,254	13,439	32,809
Gains on the sale of company-operated restaurants	(7,819)	(10,212)	(4,640)	(29,145)
	301,282	317,785	1,351,662	1,388,479
Earnings from operations	36,699	31,112	138,205	120,816
Interest expense, net	3,190	3,912	15,251	18,874
Earnings from continuing operations and before income taxes	33,509	27,200	122,954	101,942
Income taxes	9,392	7,984	40,346	33,838
Earnings from continuing operations	24,117	19,216	82,608	68,104
Losses from discontinued operations, net of income tax benefit	(1,289)	(6,739)	(31,456)	(10,453)
Net earnings	$22,828	$12,477	$51,152	$57,651

Net earnings per share - basic:
Earnings from continuing operations	$0.56	$0.44	$1.91	$1.55
Losses from discontinued operations	(0.03)	(0.15)	(0.73)	(0.24)
Net earnings per share (1)	$0.53	$0.28	$1.18	$1.31
Net earnings per share - diluted:
Earnings from continuing operations	$0.54	$0.42	$1.84	$1.52
Losses from discontinued operations	(0.03)	(0.15)	(0.70)	(0.23)
Net earnings per share (1)	$0.51	$0.27	$1.14	$1.28

Weighted-average shares outstanding:
Basic	43,069	44,069	43,351	43,999
Diluted	44,532	45,411	44,899	44,948

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	September 29, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,644	$8,469
Accounts and other receivables, net	41,749	78,798
Inventories	7,181	7,752
Prepaid expenses	19,970	32,821
Deferred income taxes	26,685	26,932
Assets held for sale	11,875	45,443
Assets of discontinued operations held for sale	—	30,591
Other current assets	108	375
Total current assets	117,212	231,181
Property and equipment, at cost:
Land	112,673	109,295
Buildings	1,068,405	1,054,967
Restaurant and other equipment	305,769	328,031
Construction in progress	30,066	37,357
	1,516,913	1,529,650
Less accumulated depreciation and amortization	(746,054)	(708,858)
Property and equipment, net	770,859	820,792
Intangible assets, net	16,390	17,206
Goodwill	148,988	140,622
Other assets, net	265,760	253,924
	$1,319,209	$1,463,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,889	$15,952
Accounts payable	36,899	94,713
Accrued liabilities	153,886	164,637
Total current liabilities	211,674	275,302
Long-term debt, net of current maturities	349,393	405,276
Other long-term liabilities	286,124	371,202
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 78,515,171 and 75,827,894 issued, respectively	785	758
Capital in excess of par value	296,764	221,100
Retained earnings	1,171,823	1,120,671
Accumulated other comprehensive loss	(62,662)	(136,013)
Treasury stock, at cost, 35,926,269 and 31,955,606 shares, respectively	(934,692)	(794,571)
Total stockholders’ equity	472,018	411,945
	$1,319,209	$1,463,725

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year-to-Date
	September 29, 2013	September 30, 2012
Cash flows from operating activities:
Net earnings	$51,152	$57,651
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	96,219	97,958
Deferred finance cost amortization	2,277	2,695
Deferred income taxes	(18,604)	(6,615)
Share-based compensation expense	11,392	6,883
Pension and postretirement expense	31,147	33,526
Gains on cash surrender value of company-owned life insurance	(8,998)	(12,137)
Gains on the sale of company-operated restaurants	(4,640)	(29,145)
Losses on the disposition of property and equipment	3,344	6,281
Impairment charges and other	28,230	9,403
Loss on early retirement of debt	939	—
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	33,994	3,497
Inventories	27,415	4,334
Prepaid expenses and other current assets	13,117	(12,849)
Accounts payable	(26,945)	(3,264)
Accrued liabilities	(10,560)	247
Pension and postretirement contributions	(23,886)	(20,318)
Other	(6,721)	(1,417)
Cash flows provided by operating activities	198,872	136,730
Cash flows from investing activities:
Purchases of property and equipment	(84,690)	(80,200)
Purchases of assets intended for sale and leaseback	(26,058)	(35,927)
Proceeds from sale and leaseback of assets	47,431	27,844
Proceeds from the sale of company-operated restaurants	30,619	47,115
Collections on notes receivable	6,448	12,230
Disbursements for loans to franchisees	—	(3,977)
Acquisitions of franchise-operated restaurants	(12,064)	(48,945)
Other	4,375	344
Cash flows used in investing activities	(33,939)	(81,516)
Cash flows from financing activities:
Borrowings on revolving credit facilities	646,000	576,380
Repayments of borrowings on revolving credit facilities	(721,000)	(602,540)
Proceeds from issuance of debt	200,000	—
Principal repayments on debt	(175,946)	(21,110)
Debt issuance costs	(4,392)	(741)
Proceeds from issuance of common stock	61,993	10,167
Repurchases of common stock	(132,833)	(30,013)
Excess tax benefits from share-based compensation arrangements	2,094	1,115
Change in book overdraft	(39,678)	8,573
Cash flows used in financing activities	(163,762)	(58,169)

Effect of exchange rate changes on cash and cash equivalents	4	—

Net increase (decrease) in cash and cash equivalents	1,175	(2,955)
Cash and cash equivalents at beginning of period	8,469	11,424
Cash and cash equivalents at end of period	$9,644	$8,469

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Year-to-Date
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Revenues:
Company restaurant sales	75.5%	77.4%	76.8%	78.4%
Franchise revenues	24.5%	22.6%	23.2%	21.6%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.7%	32.6%	32.6%	32.9%
Payroll and employee benefits (1)	27.6%	28.0%	28.0%	28.6%
Occupancy and other (1)	23.6%	23.2%	22.3%	22.5%
Total company restaurant costs (1)	83.9%	83.8%	82.9%	84.0%
Franchise costs (1)	49.9%	50.3%	50.2%	51.0%
Selling, general and administrative expenses	14.6%	15.4%	14.8%	14.9%
Impairment and other charges, net	1.3%	2.4%	0.9%	2.2%
Gains on the sale of company-operated restaurants	(2.3)%	(2.9)%	(0.3)%	(1.9)%
Earnings from operations	10.9%	8.9%	9.3%	8.0%
Income tax rate (2)	28.0%	29.4%	32.8%	33.2%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF OPERATIONS DATA
(Dollars in thousands)

	Quarter				Year-to-Date
	September 29, 2013		September 30, 2012		September 29, 2013		September 30, 2012
Jack in the Box:
Company restaurant sales	$182,657		$207,130		$850,512		$943,990
Company restaurant costs:
Food and packaging	61,675	33.8%	69,735	33.7%	284,221	33.4%	319,415	33.8%
Payroll and employee benefits	51,020	27.9%	59,208	28.6%	241,149	28.4%	275,678	29.2%
Occupancy and other	41,226	22.6%	47,289	22.8%	182,493	21.5%	207,920	22.0%
Total company restaurant costs	$153,921	84.3%	$176,232	85.1%	$707,863	83.2%	$803,013	85.1%
Qdoba:
Company restaurant sales	$72,558		$63,060		$293,268		$239,493
Company restaurant costs:
Food and packaging	21,751	30.0%	18,433	29.2%	88,464	30.2%	69,820	29.2%
Payroll and employee benefits	19,358	26.7%	16,331	25.9%	79,235	27.0%	62,532	26.1%
Occupancy and other	18,989	26.2%	15,471	24.5%	73,093	24.9%	58,520	24.4%
Total company restaurant costs	$60,098	82.8%	$50,235	79.7%	$240,792	82.1%	$190,872	79.7%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	September 29, 2013			September 30, 2012
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	547	1,703	2,250	629	1,592	2,221
New	6	11	17	19	18	37
Refranchised	(78)	78	—	(97)	97	—
Acquired from franchisees	1	(1)	—	—	—	—
Closed	(11)	(5)	(16)	(4)	(4)	(8)
End of period	465	1,786	2,251	547	1,703	2,250
% of Jack in the Box system	21%	79%	100%	24%	76%	100%
% of consolidated system	61%	85%	79%	63%	85%	78%
Qdoba:
Beginning of year	316	311	627	245	338	583
New	34	34	68	26	32	58
Refranchised	(3)	3	—	—	—	—
Acquired from franchisees	13	(13)	—	46	(46)	—
Closed	(64)	(16)	(80)	(1)	(13)	(14)
End of period	296	319	615	316	311	627
% of Qdoba system	48%	52%	100%	50%	50%	100%
% of consolidated system	39%	15%	21%	37%	15%	22%
Consolidated:
Total system	761	2,105	2,866	863	2,014	2,877
% of consolidated system	27%	73%	100%	30%	70%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291